CHESTERBROOK PARTNERS INC. (CP)
                     PO BOX 7432 DELRAY BEACH FLORIDA, 33482

Subject: shareholder relations agreement with Mediscience Technology (MTC)
Date: April 1, 2004


Whereas: (CP) has acted in the capacity of shareholder relationship on behalf of
(MTC) for the past 14 years and wishes to continue to represent (MTC) and its Board of Directors/Officers to the financial community maintaining an informed shareholder base and,

Whereas, (MTC) regards such activity as vital to its corporate SEC Full Reporting (FR) obligations which are obligatory continuing under Sarbanes Legislation, represented by periodic SEC 8-K filings and the constant up-dating of the Company's web pg.
MEDISCIENCETECH.com and,

Therefore (CR ) and (MTC) hereby agree that as consideration for the above services for the fiscal year 2004 through February 28, 2005 (CR) shall be entitled to and receive the sum of $2,000.00 per month and be issued 200,000 Shares of (MTC) as SEC restricted Rule 144 Common.

NOTICE: (CP) 32 Seabreeze Ave. #C Delray Beach Fla. 33483 (561) 274 7420
        (MTC) 1235 Folkstone Way Cherry Hill NJ 08034 (215) 485 0362

The parties intending to be legally bound pursuant to the Law of the State of New York herein affix their respective d/signatures


/s/ Peter Katevalis
-------------------------
Mediscience Technology Corp.

/s/Ned H. Elgart
--------------------------
Chesterbrook Partners Inc.